Exhibit 99.2

FIRST AMENDMENT OF BY-LAWS

OF

OPEN BANK

The By-laws of Open Bank, a California state banking corporation (the “Company”), are hereby amended as set forth below. Upon the approval of this First Amendment of By-laws (the “Amendment”) by the Board of Directors of the Company, this Amendment together with the existing By-laws of the Company shall constitute the By-laws of the Company. Except as expressly modified hereby, all other terms and provisions of the By-laws in effect prior to the adoption of this Amendment shall remain in full force and effect; provided however, to the extent of any inconsistency between the provisions of the By-laws in effect prior to the adoption of this Amendment and the provisions of this Amendment, the provisions of this Amendment shall control.

1.	The following Eighth subsection of Section 3.1 as set forth below is hereby removed and shall be deleted from the By-laws:

“Eighth – To authorize the charitable donation of ten percent (10%) of the bank’s net income after taxes (as such net income may be reasonably defined by the Bank’s Board), and to donate the use of Corporate office space and other resources to one or more charitable non-profit organizations designated by the Board and in accordance with the timing, manner, policies, and other terms and conditions as the Board may direct from time to time.”

2.	The following Article VIII is hereby added to the By-laws to read in full as follows:

“ARTICLE VIII

OPEN STEWARDSHIP FOUNDATION

Section 8.1    CONTRIBUTIONS. The Corporation shall make an annual charitable cash contribution to the Open Stewardship Foundation. The amount of the contribution shall be equal to ten percent (10%) of the consolidated net income after taxes as reported by OP Bancorp in its annual consolidated audited financial statements for the immediately preceding fiscal year, or such lesser amount as may be determined by the Corporation’s Board of Directors to be consistent with safe and sound banking practices and not otherwise prohibited by applicable law. The charitable contribution shall be made within 45 days following the filing of such audited consolidated financial statements with OP Bancorp’s banking regulators or with the Securities and Exchange Commission, whichever shall occur first. The Corporation’s Board of Directors and Officers shall be authorized to take all actions necessary or appropriate to implement the intent of this Article VIII.”